Exhibit 99.1

February 18, 2020

Stock Day Radio Show Interview Transcript: Diego Pellicer Worldwide, Inc. (DPWW) [Stock Day Intro.]

Everett Jolly: On today’s show I’m bringing you a brand new company that came on our radar two and a half months ago. They’ve got a really interesting take on the cannabis industry, especially their niche in the real estate space, and we’ll talk about that here in just a second.

The company that I’m highlighting here today is Diego Pellicer Worldwide, Inc. You can find them on the OTCQB under the ticker symbol DPWW, and with us today is the CEO and Chief Operating Officer, Nello Gonfiantini III. Nello, welcome to the show!

Nello Gonfiantini III: Thank you, nice to be here.

Everett Jolly: Give my listeners a little bit of an about statement of who you guys are, and then we’ll get into the Q & A.

Nello Gonfiantini III: Sure. Diego Pellicer was set-up as kind of a real estate play in the cannabis business where we would be the landlord to independent operators that were willing to brand their stores under the Diego name. Then at some point in the future, we would purchase their ongoing businesses and roll them up into the parent company, the Worldwide public shell, through a series of acquisitions and basically a consolidation play.

Everett Jolly: I’ve had so many CEOs on my show, literally hundreds of different CEOs of cannabis and CBD companies, and as you know this particular industry has been decimated for one particular reason or another, but you guys have a really interesting take. What do you think the trends are that you’re seeing right now in the cannabis market and what about the trends you’re investing in?

Nello Gonfiantini III: Well we do see that kind of decimated market and from our perspective it’s kind of coming back to Earth where it should have been in the first place. My background is as a banker, so I never understood the lack of profitability to boost a stock price. What we’re seeing is some very good business principles come into play and we think that creates opportunity for us because we didn't get caught up in that sort of acquisition frenzy.

Everett Jolly: All of the CEOs I speak with, they’ve got all of these isolates, they’ve got so much product that is sitting on the shelves in their own warehouses. It seems like time and time again the common denominator is that they should be in a retail store, they should be out there selling their products. What are your thoughts on that take?

Nello Gonfiantini III: I’d probably agree with that. Our take on the market is that the strongest position that you wanna be in is the relationship between us and the consumer, because ultimately it’s the consumer that’s buying the product. So, that’s why we concentrate more on retail than anything. If we have grows, it’s for our own product for our own shelves in consistency.

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Everett Jolly: 2017 and 2018, you guys did just a tad bit over $1.4 million in revenue. That being said, how has Diego’s business model advanced with the evolving cannabis market?

Nello Gonfiantini III: Well, we think it’s a pretty good time to start this consolidation process. So, we’ve already entered into a number of LOIs to acquire different facets of the cannabis business, particularly in Colorado where we have a presence. I’m not sure if you’re aware, but as of November 1st the state of Colorado allows public companies to own the licenses. So, it kind of gave us the opportunity or opening to do this consolidation and roll-up strategy as the first step.

Everett Jolly: You guys are in the retail and real estate industry. That being said, Nello, what is the competition out there? Does anybody else have a model like yours?

Nello Gonfiantini III: I’ve heard of other models in California, I’m not aware of any in Colorado, where we are now. But, there are a number of kinds of real estate plays more on a weak basis. I’m not sure anyone has the combination of real estate and branding the stores.

Everett Jolly: As I mentioned earlier, I won’t say your revenue has been flat but the growth is minimal. That being said, where do you see the company moving forward in the short term and long term?

Nello Gonfiantini III: Short term, we see a roll-up and consolidation of the number of cannabis companies in Colorado, which will then create a foundation for us to go to other states. I see it as a two-step process. First Colorado, because it is opportunistic for us because we already have a presence there, and then that will allow us to spring board to other states.

Everett Jolly: My guest today has been Diego Pellicer Worldwide, Inc. They trade on the OTCQB under the ticker symbol DPWW. Nello, before I let you go, what is it that you want my listeners and your shareholders to take away from the interview today?

Nello Gonfiantini III: That we are a professional team that is only considering growth on a profitable level. In other words, we don’t grow for the sake of growing. So, we try to bring some business discipline to the cannabis industry.

Everett Jolly: Sir, I wanna thank you for coming on the show. Hopefully, you’ll become a regular and will come back on the show within 40 to 50 days to give us an update.

Nello Gonfiantini III: I’d love to do it. Thanks for the opportunity!

[Stock Day Outro]